Exhibit 10.23

EMPLOYMENT AGREEMENT AMENDMENT

Parties

AMENDMENT AGREEMENT made on this 1st day of May, 2020, to Employment Agreement dated the 1st day of September, 2018, between Kona Gold Solutions, Inc. (the "Company"), and Christopher Selinger (the “Individual”).

The parties agree that the salary of Christopher Selinger under the Employment Agreement between them dated the 1st day of September, 2018, shall be at the rate of $96,000 per year effective as of the 1st day of May, 2020, and for the remainder of the contract term, unless changed by agreement of the parties.

IN WITNESS WHEREOF, this Amendment Agreement has been duly executed and delivered by or on behalf of the parties hereto as of the first date above written.

COMPANY	INDIVIDUAL

Kona Gold Solutions, Inc.	Christopher Selinger

/s/ Robert Clark	/s/ Christopher Selinger
Signature	Signature